UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2008
__________________________________________________________

Secured Digital Storage Corporation
(Exact Name of Registrant as Specified in Its Charter)

New Mexico	0-9500	85-0280415
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Butterfield Road, Suite 1050, Downers Grove, IL 60515
(Address of Principal Executive Offices, Including Zip Code)

(630) 271-8590
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Departure Of Directors Or Principal Officer; Election Of Directors; Appointment Of Principal Officers

Signatures

Item 5.02	Departure Of Directors Or Principal Officer; Election Of Directors; Appointment Of Principal Officers.

On January 28, 2008, Secured Digital Storage Corporation (the "Corporation") entered into an employment letter (the “Letter Agreement”) with Patrick J. Gainer appointing Mr. Gainer as the Corporation’s Chief Financial Officer (“CFO”).

The major terms of the Letter Agreement are briefly summarized here. Such Letter Agreement shall be filed in accordance with SEC rules and regulations. Mr. Gainer’s annual salary shall be $220,000. Mr. Gainer will also be entitled to participate in other benefits, perquisites, vacation days, benefit plans or programs of the Corporation which are available generally to Corporation executives. In addition, Mr. Gainer received an option to purchase 1,230,000 shares of common stock of the Corporation. 40% of such options vested upon the execution of the Letter Agreement and the remaining 60% shall vest in equal annual increments upon each of the first three anniversaries of the Letter Agreement and will be issued with an exercise price of $0.80. The Corporation and Mr. Gainer shall finalize an employment agreement and option agreement containing terms and conditions with respect to such employment and options.

Prior to joining the Corporation, Mr. Gainer served as Vice President and Director of Finance for Motorola, Inc. - Automotive Group, since 2003. Prior to this position, Mr. Gainer was Vice President and Director of Finance for Motorola, Inc. - Integrated Electronics Systems Sector, from 2001 to 2003. Earlier in his career, Mr. Gainer worked for KPMG - Public Accounting Firm. Mr. Gainer holds a MBA in Finance from the University of Chicago - Graduate School of Business, BA in Accounting from Loyola University of Chicago, and is a Certified Public Accountant. Mr. Gainer serves on the board of Loyola University of Chicago - Business School.

None of Mr. Gainer’s family members hold an executive office or a seat on the Board of Directors of the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Secured Digital Storage Corporation
By:	/s/ William M. Lynes
William M. Lynes,
Chief Executive Officer

Dated: February 1, 2008